Exhibit 99.1

Climb Bio Reports Third Quarter 2026 Financial Results and Provides Business Updates

CLYM116 Phase 1 data in healthy volunteers showed sustained >90% free APRIL suppression and ~70% Gd-IgA1 reduction at 12 weeks after a single dose, supporting every-12-week dosing

Initiated dosing in NAVIGATE-2 Phase 2 trial of CLYM116 in IgAN; initial data expected in the first half of 2027

Initial PrisMN Phase 2 data for 200 mg budoprutug in pMN showed B-cell depletion, PLA2R Ab reduction, and immunologic remission at 12 weeks; additional data from all cohorts, including longer-term follow-up, expected in 2027

Initial budoprutug Phase 1b data in SLE demonstrated a favorable safety and tolerability profile and dose-dependent B-cell depletion; additional Phase 1b data in ITP at American Society of Hematology in December 2026

$227.6 million in cash, cash equivalents and marketable securities as of September 30, 2026; expected cash runway into the second half of 2028

WELLESLEY HILLS, Mass., November 5, 2026 (GLOBE NEWSWIRE) -- Climb Bio, Inc. (Nasdaq: CLYM), a clinical-stage biotechnology company developing therapeutics for patients with immune-mediated diseases, today reported financial results for the third quarter ended September 30, 2026, and provided business updates.

“We are building significant momentum across our programs, CLYM116 and budoprutug” said Aoife Brennan, M.B., Ch.B., President and Chief Executive Officer of Climb Bio. “For CLYM116, two independent datasets support a best-in-class anti-APRIL profile and initial budoprutug data from our ongoing Phase 2 PrisMN study in primary membranous nephropathy demonstrated meaningful B-cell depletion and immunologic remission at 200 mg, with potential for increased activity at higher doses. We are also pleased with the initial data from our ongoing global study of budoprutug in SLE, which showed that budoprutug was generally well tolerated, with no serious adverse events, and that a single dose of 10-100 mg produced dose-dependent B-cell depletion and SLEDAI-2K reductions. We’ve reported data across both programs throughout 2026, and we look forward to closing out a data-rich year with additional ITP data at ASH in December. Looking ahead, we are poised to enter 2027 with two promising programs, multiple anticipated data readouts across both, and the potential to initiate pivotal studies.”

CLYM116 Program Updates and Anticipated Milestones

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Initiated dosing in NAVIGATE-2 Phase 2 trial in IgA nephropathy (IgAN); enrollment ongoing. NAVIGATE-2 is a randomized, open-label study evaluating an 800 mg loading dose of CLYM116 followed by 400 mg every 8 weeks (Q8W) or every 12 weeks (Q12W), intended to support advancement of a Q12W regimen into Phase 3. Anticipate initial NAVIGATE-2 data in the first half of 2027, and initiation of a global Phase 3 trial in 2027, pending regulatory feedback.
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Reported encouraging Phase 1 data supporting Q12W dosing interval at the September R&D Spotlight Event and American Society of Nephrology (ASN) Kidney Week 2026. CLYM116 was evaluated in complementary Phase 1 trials in Australia and China, both randomized, double-blind, placebo-controlled, ascending-dose studies designed to evaluate safety, tolerability, pharmacokinetics (PK), and pharmacodynamics (PD) of subcutaneous (SC) CLYM116 in healthy volunteers and enrolled 46 and 42 participants, respectively. Across both studies, PK was linear, with no target-mediated drug disposition (TMDD) observed across the effective dose range, and >90% free APRIL suppression was sustained through 12 weeks following a single SC dose of ≥480 mg.Following a single 800 mg dose, ~70% reduction in Gd-IgA1 and ~60% reduction in IgA were observed at 12 weeks. Together, these PK and PD data support a Q12W dosing regimen. CLYM116 has been generally well tolerated, with no dose-limiting toxicities, treatment-related serious adverse events (SAEs), or hypogammaglobulinemia.

Budoprutug Program Updates and Anticipated Milestones

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Presented initial data from the PrisMN Phase 2 primary membranous nephropathy (pMN) trial in an oral presentation at ASN Kidney Week 2026; enrollment ongoing. PrisMN is a global open-label, dose-escalation Phase 2 study designed to evaluate safety, PK, PD (including B cells, anti-PLA2R, and total immunoglobulin) and preliminary efficacy (including complete and partial remission) in pMN patients with persistent proteinuria despite optimized renin-angiotensin-aldosterone system (RAAS) inhibition, and to identify a dose for Phase 3 clinical development. Patients enrolled in the reported cohorts were treatment-experienced, with high proteinuria and elevated PLA2R antibody levels at baseline. At Week 12, the 200 mg cohort demonstrated B-cell depletion, reductions in PLA2R antibody levels, and immunologic remission. Phase 2 Week 12 data in the 200 mg cohort were consistent with Phase 1b Week 12 data. Initial data from the ongoing 600 mg cohort suggest greater drug exposure and deeper peripheral B-cell depletion compared with 200 mg. Budoprutug has been generally well tolerated in both cohorts to date, with follow-up through Week 12 for 200 mg and Week 6 for 600 mg. Enrollment is ongoing in the third cohort (1000 mg), additional data from all cohorts, including longer-term follow-up, expected in 2027.
•
Presented minimal change disease (MCD) case study at ASN Kidney Week 2026. A poster described a durable response following budoprutug treatment in a patient with MCD, highlighting the potential role of CD19-targeted B-cell depletion in podocytopathies beyond pMN.
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Initial data from the ongoing global Phase 1b trial in systemic lupus erythematosus (SLE), demonstrated dose-dependent B-cell depletion and reductions in disease activity. The global, open-label, dose-escalation Phase 1b trial of budoprutug in moderate to severe SLE is designed to evaluate safety, tolerability, PK, PD, and preliminary efficacy, including B-cell depletion, autoantibody levels, and clinical activity. As of the October 7, 2026 data cutoff, 17 participants had enrolled across the 10 mg, 30 mg and 100 mg single-dose cohorts. B-cell depletion deepened and was more durable with increasing dose, reaching a mean reduction of 84% at Week 12 in the 100 mg cohort. Reductions of ≥4 points in Systemic Lupus Erythematosus Disease Activity Index 2000 (SLEDAI-2K) scores were observed at Week 12 in seven of 12 participants in the 30 mg and 100 mg cohorts, compared with none of the five participants in the 10 mg cohort. Budoprutug was generally well tolerated, with no SAEs, discontinuations due to adverse events, or infusion-related reactions reported. Enrollment is ongoing in the final 200 mg cohort and dosing continues in a parallel Phase 1b/2a trial in China. Anticipate additional data from both ongoing studies in 2027.
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Additional data from the ongoing Phase 1b trial in immune thrombocytopenia (ITP) to be presented at the American Society of Hematology (ASH) Annual Meeting. This global open-label, dose-escalation Phase 1b trial of budoprutug in previously treated patients with ITP is designed to evaluate safety, tolerability, PK, PD, and preliminary efficacy, including B-cell depletion and platelet counts. Initial Phase 1b data in ITP were presented at the European Hematology Association Congress in June 2026. Additional data from the 500 mg and 1000 mg cohorts to be presented at ASH in December 2026.
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Plans to initiate study of the SC formulation of budoprutug in autoimmune disease patients. Following positive single-dose data for the SC formulation in May 2026, the Company plans to initiate SC study in autoimmune disease patients. Anticipate initial SC data in 2027.

Third Quarter Financial Results and Guidance

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Cash Position: Cash, cash equivalents, and marketable securities were $227.6 million as of September 30, 2026. Based on its current operating plan, the Company expects this balance to fund operations into the second half of 2028.
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Research and Development (R&D) Expenses: R&D expenses were $11.0 million for the three months ended September 30, 2026, compared to $9.1 million for the comparable period in 2025.
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General and Administrative (G&A) Expenses: G&A expenses were consistent at $5.8 million for both the three months ended September 30, 2026 and 2025.
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Other Income, Net: Other income, net was $2.3 million for the three months ended September 30, 2026, compared to $2.0 million for the comparable period in 2025.

About Climb Bio, Inc.
Climb Bio, Inc. is a clinical-stage biotechnology company with a mission to deliver high impact, disease-modifying medicines for individuals living with immune-mediated diseases, including those affecting kidney health. The Company’s pipeline includes budoprutug, an anti-CD19 monoclonal antibody that has potential to treat a broad range of B-cell mediated diseases, and CLYM116, an anti-APRIL monoclonal antibody being developed for IgA nephropathy. For more information, please visit climbbio.com.

About CLYM116

CLYM116 is a clinical-stage monoclonal antibody targeting APRIL (A Proliferation-Inducing Ligand), a key driver of plasma cell survival and pathogenic IgA production in autoimmune diseases. CLYM116 employs an engineered pH-dependent bind-and-release ‘sweeper’ mechanism to potently block APRIL signaling, promote lysosomal degradation of APRIL, and recycle the antibody to extend its half-life. This differentiated design offers the potential for deep and durable inhibition of APRIL with a favorable safety profile and less frequent dosing. In a Phase 1 study in healthy volunteers, CLYM116 demonstrated near-complete APRIL suppression through 12 weeks, supporting the potential for Q12W dosing. CLYM116 is being advanced for the treatment of IgA nephropathy (IgAN) and has potential utility across other B-cell mediated diseases where APRIL plays a critical role.

About Budoprutug
Budoprutug is a clinical-stage, anti-CD19 monoclonal antibody with the potential to address a broad range of B-cell mediated, immune-driven diseases. Designed with enhanced effector function and low picomolar affinity, budoprutug targets and depletes CD19-expressing B cells, including plasmablasts and certain plasma cells, key sources of pathogenic autoantibodies. Early clinical data suggest budoprutug may offer durable B-cell depletion, rapid reductions in autoantibodies, and clinical remission in primary membranous nephropathy (pMN). Budoprutug is being evaluated in clinical trials for pMN, immune thrombocytopenia (ITP), and systemic lupus erythematosus (SLE). A subcutaneous formulation is also in development to enable broader patient access. Budoprutug has been granted Orphan Drug Designation and Fast Track Designation by the FDA for the treatment of pMN.

Forward-Looking Statements

This press release contains “forward-looking statements,” including without limitation statements regarding: future expectations, plans and prospects for Climb Bio; expectations regarding the therapeutic benefits, clinical potential and clinical development of budoprutug and CLYM116; the anticipated timelines for announcing data from and enrolling patients in Climb Bio’s ongoing and planned clinical trials; the anticipated timing of initiation of a Phase 3 trial of CLYM116; expectations regarding cash runway; projections and estimates derived from pharmacokinetic and pharmacodynamic modeling; and other statements containing the words “anticipate,” “believe,” “continue,” “could,” “expect,” “may,” “plan,” “potential,” “should,” “suggest,” “target,” “will,” and similar expressions. Forward-looking statements are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in, or implied by, such forward-looking statements. Climb Bio may not actually achieve the plans, intentions or expectations disclosed in these forward-looking statements, and you should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to, important risks and uncertainties associated with: the ability of Climb Bio to timely and successfully achieve or recognize the anticipated benefits of its technology transfer and exclusive license agreement with Beijing Mabworks Biotech Co. Ltd.; Climb Bio’s ability to advance budoprutug and CLYM116 on the timelines expected or at all and to obtain and maintain necessary approvals from the U.S. Food and Drug Administration and other regulatory authorities; obtaining and maintaining the necessary approvals from investigational review boards at clinical trial sites and independent data safety monitoring boards; replicating in clinical trials positive results found in early-stage clinical trials or nonclinical studies; competing successfully with other companies that are seeking to develop treatments for primary membranous nephropathy, immune thrombocytopenia, systemic lupus erythematosus, IgA nephropathy and other immune-mediated diseases; maintaining or protecting intellectual property rights related to budoprutug, CLYM116 and/or its other product candidates; managing expenses; changes in applicable laws or regulations; the possibility that Climb Bio may be adversely affected by other economic, business and/or competitive factors; and raising the substantial additional capital needed, on the timeline necessary, to continue development of budoprutug, CLYM116 and any other product candidates Climb Bio may develop. For a discussion of other risks and uncertainties, and other important factors, any of which could cause Climb Bio’s actual results to differ materially from those contained in the forward-looking statements, see the “Risk Factors” section, as well as discussions of potential risks, uncertainties and other important factors, in Climb Bio’s most recent filings with the U.S. Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent Climb Bio’s views as of the date hereof and should not be relied upon as representing Climb Bio’s views as of any date subsequent to the date hereof. Climb Bio anticipates that subsequent events and developments will cause Climb Bio’s views to change. However, while Climb Bio may elect to update these forward-looking statements at some point in the future, Climb Bio specifically disclaims any obligation to do so, except as required by law.

Investors and Media

Carlo Tanzi, Ph.D.

Kendall Investor Relations

ctanzi@kendallir.com

Climb Bio, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	September 30, 2026	December 31, 2025
Assets
Cash, cash equivalents and marketable securities	$227,625	$160,652
Other assets	8,939	7,092
Total assets	$236,564	$167,744
Liabilities and stockholders’ equity
Liabilities	$8,511	$7,269
Total stockholders’ equity	228,053	160,475
Total liabilities and stockholders’ equity	$236,564	$167,744

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2026	2025	2026	2025
Operating expenses:
Research and development	$11,044	$9,073	$30,131	$32,975
General and administrative	5,849	5,819	17,332	15,612
Total operating expenses	16,893	14,892	47,463	48,587
Loss from operations	(16,893)	(14,892)	(47,463)	(48,587)
Other income, net	2,320	2,004	5,670	6,252
Net loss	$(14,573)	$(12,888)	$(41,793)	$(42,335)
Net loss per share, basic and diluted	$(0.18)	$(0.19)	$(0.56)	$(0.63)